                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             EURONET SERVICES INC.
   ------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

                             EURONET SERVICES INC.
                            4601 COLLEGE BOULEVARD
                                   SUITE 300
                             LEAWOOD, KANSAS 66211
                                 913-327-4200

-------------------------------------------------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 11, 2000

-------------------------------------------------------------------------------

  The annual meeting of stockholders of Euronet Services Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 11, 2000 at 3:00 p.m. (Central time), at the Doubletree Hotel, Corporate Woods, 10100 College Boulevard, Overland Park, Kansas 66210, for the purpose of electing the Company's directors and transacting such other business as may properly come before the meeting and at any adjournment thereof.

  The Board of Directors (the "Board") has fixed the close of business on March 22, 2000, as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND MAIL IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                          By Order of the Board

                                          Jeffrey B. Newman
                                          Secretary and General Counsel

April 10, 2000

                             EURONET SERVICES INC.
                            4601 COLLEGE BOULEVARD
                                   SUITE 300
                             LEAWOOD, KANSAS 66211
                                 913-327-4200

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 11, 2000

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Euronet Services Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders to be held on Thursday, May 11, 2000, at 3:00 p.m. (Central time), at the Doubletree Hotel, Corporate Woods, 10100 College Boulevard, Overland Park, Kansas 66210 and at any adjournment thereof (the "Meeting").

  Stockholders at the close of business on March 22, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. The stockholders will be entitled to one vote for each share of Common Stock, par value $0.02 per share, (the "Common Stock") held of record at the close of business on the Record Date. To take action at the Meeting, a quorum which is composed of holders of a majority of the outstanding shares of Common Stock must be represented by proxy or in person at the Meeting. On March 22, 2000 there were 16,191,956 shares of Common Stock outstanding.

  Shares of Common Stock represented by valid proxies received by the Company in time for the Meeting will be voted as specified in such proxies. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Meeting and voting in person or by filing with the Company's secretary an instrument of revocation or a duly executed proxy bearing a later date.

  Votes cast by proxy or in person at the Meeting will be tabulated by the judge of elections appointed for the Meeting. The judge of elections will treat abstentions as shares of Common Stock that are present and entitled to be voted for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain shares of Common Stock to vote on a particular matter, such shares of Common Stock will not be considered as present and entitled to vote with respect to that matter.

  This proxy statement, the accompanying proxy, and the Company's annual report to stockholders for the year ended December 31, 1999 (the "Annual Report"), were first sent or given to stockholders on or about April 10, 2000. ADDITIONAL COPIES OF THE ANNUAL REPORT, NOT INCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO: JEFFREY
B. NEWMAN AT THE COMPANY'S ADDRESS SET FORTH ABOVE. EXHIBITS TO THE ANNUAL REPORT WILL BE FURNISHED TO STOCKHOLDERS UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  As of the close of business on March 22, 2000, the Company had 16,191,956 shares of Common Stock Issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of the shares of Euronet's common shares as of March 22, 2000, by (i) each shareholder known by Euronet to own beneficially more than 5% of the common shares and (ii) each Euronet Director and named Executive Officer and (iii) all Euronet Directors and Executive Officers as a group.

                                                       Beneficial Ownership
                                                      ------------------------
                                                      Number of   Percent of
                     Stockholder                      Shares (1) Outstanding(1)
                     -----------                      ---------  -------------
Directors and Named Executive Officers
 Michael J. Brown (2)................................ 3,218,203      19.8%
 Daniel R. Henry (3).................................   935,795       5.7%
 Jeffrey B. Newman (4)...............................    66,821         *
 Daniel Stevens (5)..................................    63,470         *
 Anthony M. Ficarra (6)..............................    45,874         *
 Ron Ferguson (7)....................................    36,277         *
 Steven J. Buckley (8)...............................       667         *
 Nicholas B. Callinan (9)............................     5,565         *
 Thomas A. McDonnell (10)............................       667         *
 Andrzej Olechowski (11).............................     5,667         *
 Eriberto R. Scocimara (12)..........................       667         *
All Directors and Executive Officers as a Group (11
 persons)............................................ 4,380,006        27%
Five Percent Holders
 DST Systems, Inc. (10).............................. 1,908,597      11.7%
 333 West 11th Street
 Kansas City, Missouri 64105-1594
 Hungarian-American Enterprise Fund (12)............. 1,008,702       6.2%
 1 East Putman Avenue,
 Greenwich, Connecticut 06830........................
 Poland Investment Fund L.P. (9)(13).................   737,268       4.5%
 Corporation Trust Center
 1209 Orange St.
 Wilmington, Delaware 19801
 Advent Partners L.P. (9)(13)........................    29,491         *
 101 Federal Street
 Boston, Massachusetts 02110
 Advent Private Equity Fund-Central Europe L.P.
  (9)(13)............................................   707,777       4.3%
 101 Federal Street
 Boston, Massachusetts 02110
 Hungarian Private Equity Fund L.P. (9)(13)..........   294,910       1.5%
 101 Federal Street
 Boston, Massachusetts 02110
 Poland Partners L.P. (8)............................ 1,769,446      10.9%
 c/o Corporation Trust Company
 1209 Orange Street
 Wilmington, Delaware 19801
 James H. McCroy (14)................................ 1,004,038       6.2%
 11521 Canterbury Crescent
 Leawood, Kansas 66211

--------
* The percentage of common shares beneficially owned does not exceed one percent of the outstanding common shares.
(1) Calculations of percentage of beneficial ownership assumes the exercise by only the respective named stockholder of all options for the purchase of common shares held by such stockholder which are exercisable within 60 days of March 22, 2000.
(2) Includes an aggregate of 851,323 common shares issuable pursuant to options (including Milestone Options) exercisable within 60 days of March 22, 2000.
(3) Includes an aggregate of 865,795 common shares issuable pursuant to options (including Milestone Options) exercisable within 60 days of March 22, 2000.
(4) Includes an aggregate of 53,500 common shares issuable pursuant to options exercisable within 60 days of March 22, 2000. Also includes 13,321 shares beneficially owned pursuant to a Loan Agreement Program (the "Loan Program") implemented in August, 1999 pursuant to which Euronet loaned sums to the employee in order to purchase common shares on the open market.
(5) Includes an aggregate of 10,000 common shares issuable pursuant to options exercisable within 60 days of March 22, 2000 and 13,470 shares beneficially owned pursuant to the Loan Program.
(6) Includes an aggregate of 31,000 common shares issuable pursuant to options exercisable within 60 days of March 22, 2000. Also includes 14,874 shares beneficially owned pursuant to the Loan Program.
(7) Includes an aggregate of 20,000 common shares issuable pursuant to options exercisable within 60 days of March 22, 2000. Also includes 16,277 shares beneficially owned pursuant to the Loan Program.
(8) Steven Buckley is also the President of Poland Partners L.P. Management Company, the advisor to Poland Partners L.P.
(9) Mr. Callinan's shares are held indirectly through his interest in Advent Partners L.P. Mr. Callinan is also Senior Vice President and Managing Director for Emerging Markets of Advent International Corporation.
     Includes an aggregate of 667 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 22, 2000.
(10) Thomas A. McDonnell is also the President of DST Systems, Inc. Includes an aggregate of 667 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 22, 2000.
(11) Includes an aggregate of 5,667 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 22, 2000.
(12) Eriberto R. Scocimara is also the President and Chief Executive Officer of the Hungarian-American Enterprise Fund.
(13) These entities are affiliated through Advent International Corporation of which Mr. Callinan is Senior Vice President and Managing Director for Central and Eastern Europe. Such entities own in the aggregate 1,769,446 shares, which constitute approximately 10.9% of the outstanding shares.
(14) Mr. McCroy is President and controlling stockholder of JMH Investment Group, Inc., General Partner of CB Capital Group, LP, which holds 550,000 shares of Common Stock and warrants to purchase 275,000 shares of Common Stock that are exercisable within 60 days of March 22, 2000. All of such shares and warrants have been attributed to Mr. McCroy for purposes of this beneficial ownership table.

                             ELECTION OF DIRECTORS

The Directors, Executive Officers and key employees of the Company are as follows:

   NAME                            AGE POSITION
   ----                            --- --------
   Directors
    Michael J. Brown(1)            43  Chairman, President and Chief Executive Officer
    Daniel R. Henry                34  Director, Chief Operating Officer
    Thomas A. McDonnell(1)(2)(3)   54  Director
    Nicholas B. Callinan (1)(2)    53  Director
    Steven J. Buckley (1)(2)(3)    44  Director
    Eriberto R. Scocimara          64  Director
    Andrzej Olechowski             50 Director
   Executive Officers
    Daniel C. Stevens(4)           44  Chief Financial Officer and Chief Accounting Officer
    Jeffrey B. Newman              45  General Counsel
    Anthony M. Ficarra             56  Chief Information Officer
    Ronald Ferguson                50 Executive Vice President
   Other Key Employees
    Miro I. Bergman                37  Regional Director -- Central Europe
    Thierry Michel                 37  Regional Director -- Western Europe
    Roger Heinz                    39  Managing Director -- Germany

--------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee
(3) Member of the Stock Option Committee
(4) Mr. Stevens was appointed Chief Financial Officer effective April 20, 1999. Mr. Bruce Colwill was Chief Financial Officer until his resignation on February 28, 1999. Mr. Richard Halka was Acting Chief Financial Officer from February 28, 1999 until April 20, 1999, and is continuing with the Company as European Finance Director.

CLASSIFIED BOARD

  The Company has a classified Board of Directors consisting of three directors with terms expiring in 2000, two directors with terms expiring in 2001 and two directors with terms expiring in 2002, who will serve until 2000, 2001 and 2002, respectively, and until their respective successors are elected and qualified. Mr. Brown and Mr. Henry are employee directors. The remaining five directors are independent directors. Each year, two directors (three in one year) are elected for a full term of three years to succeed those directors whose terms expire in such year.

  The election of each director requires an affirmative vote by the holders of a plurality of the outstanding shares of Common Stock present and entitled to be voted at the Meeting. Mr. Thomas A. McDonnell, Mr. Steven J. Buckley and Mr. Daniel R. Henry are the directors who have terms expiring in 2000, and they are the persons named in the proxy solicited by the Board that the Board will vote in favor of electing, unless the proxy is marked otherwise. If elected, the nominees will serve until their terms expire in 2002. If any nominee is unable to serve as a director, the persons acting under the proxy may vote the proxy for the election of a substitute. It is not currently contemplated that any nominee will be unable to serve.

  The following information relates to the nominees listed above, to the other directors of the Company whose terms of office will extend beyond 2000, and to key employees of the Company. All directors have held their present positions for at least five years, except as otherwise indicated. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES LISTED BELOW.

NOMINEES

  THOMAS A. MCDONNELL has been a Director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. From 1973 to September 1995, he served as Treasurer of DST Systems, Inc. Since October 1984 he has served as Chief Executive Officer and since January 1973 (except for a 30 month period from October 1984 to April 1987) he has served as President of such company. From February 1987 to October 1995, he served as Executive Vice President and from 1983 to November 1995 he served as a director of Kansas City Southern Industries. From December 1989 to October 1995, he served as a director of The Kansas City Southern Railway Company. From October 1994 to April 1995 he served as President and from 1992 to September 1995 as director of Berger Associates, Inc. From 1994 to January 1997, Mr. McDonnell was a director of First of Michigan Capital Corporation. He is currently a director of Informix, BHA Group, Inc., DST Systems Inc., Computer Science Corporation and Janus Capital Corporation. Mr. McDonnell has a B.S. in Accounting from Rockhurst College and an M.B.A. from the Wharton School of Finance.

  STEVEN J. BUCKLEY has been a Director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. In April 1994 he was a co-founder of Poland Partners L.P., a venture capital fund for investment in Poland and since that time April 1994 he has served as President and Chief Executive Officer of Poland Partners Management Company and Managing Partner of Innova Capital LLC, advisors to such fund. From June 1990 to April 1994, he was a founder and director of Company Assistance Ltd., a business advisory firm in Poland. He has a B.A. in Political Science from Stanford University and an M.B.A. from Harvard University.

  DANIEL R. HENRY founded the predecessor of the Company with Michael Brown in 1994 and is serving as Chief Operating Officer of the Company. Mr. Henry resides in Kansas City, and he oversees the operations of the Company's European subsidiaries. Mr. Henry also is responsible for the expansion of the Company into other countries and the development of new markets. Prior to joining the Company, Mr. Henry was a commercial real estate broker for five years in the Kansas City metropolitan area where he specialized in the development and leasing of premiere office properties. Mr. Henry received a B.S. in Business Administration from the University of Missouri--Columbia in 1988. Mr. Henry has been a Director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. Mr. Henry is married to the sister of the wife of Mr. Michael J. Brown, the President and Chief Executive Officer of the Company.

OTHER DIRECTORS

  MICHAEL J. BROWN is one of the founders of the Company and has served as its Chief Executive Officer since 1994. In 1979 Mr. Brown founded Innovative Software, a computer software company that was merged with Informix in 1988. During this period, Innovative Software conducted three public offerings of its shares. Mr. Brown served as President and Chief Operating Officer of Informix from February 1988 to January 1989. He served as President of the Workstation Products Division of Informix from January 1989 until April 1990. Annual revenues of Informix had grown to $170 million by the time Mr. Brown left Informix in 1990. In 1993 Mr. Brown was a founding investor of Visual Tools, Inc., a company that writes and markets component software for the growing Visual Basic and Visual C++ developer market. Visual Tools, Inc. was acquired by Sybase Software in February 1996. Mr. Brown received a B.S. in Electrical Engineering from the University of Missouri--Columbia in 1979 and a M.S. in Molecular and Cellular Biology at the University of Missouri--Kansas City in 1996. Mr. Brown has been a Director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. Mr. Brown's term will expire in May 2001, or when his successor is duly elected and qualified at the next annual meeting of stockholders. Mr. Brown is married to the sister of Mr. Henry's wife.

  NICHOLAS B. CALLINAN has been a Director of the Company since its incorporation in December 1996 and he previously served on the board of Euronet Holding N.V. From 1993 he served as Senior Vice President and Managing Director for Central and Eastern Europe of Advent International Corporation, the ultimate general partner of private equity funds which are a shareholder of the Company. In 1997, he was appointed Managing Director of Emerging Markets for Advent International Corporation. From 1983 to 1993, he was founder and Chief Executive Officer of Western Pacific Management & Investment Company, which later became the Advent Group of Companies. Mr. Callinan has a B.E. in Civil Engineering and an M.B.A. from the University of Melbourne. Mr. Callinan's term as Director of the Company will expire in May 2002.

  ERIBERTO R. SCOCIMARA has been a Director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. Since April 1994 Mr. Scocimara has served as President and Chief Executive Officer of the Hungarian-American Enterprise Fund, a private company that is funded by the U.S. government and invests in Hungary and is also a shareholder of the Company. Since 1984 he has been the President of Scocimara & Company, Inc., an investment management company. Mr. Scocimara is currently a director of the Hungarian-American Enterprise Fund, Carlisle Companies, Roper Industries, Quaker Fabrics and several privately-owned companies. He has a Licence de Science Economique from the University of St. Gallen, Switzerland, and an M.B.A. from Harvard University. His term as a Director of the Company will expire in May 2002.

  ANDRZEJ OLECHOWSKI has served as a Director of the Company since its incorporation in December 1996. He has held several senior positions with the Polish government: from 1993 to 1995, he was Minister of Foreign Affairs and in 1992 he was Minister of Finance. From 1992 to 1993, and again in 1995, he served as economic advisor to President Walesa. From 1991 to 1992, he was Secretary of State in the Ministry of Foreign Economic Relations and from 1989 to 1991 was Deputy Governor of the National Bank of Poland. At present Dr. Olechowski is Chairman of Central Europe Trust, Poland, a consulting firm. Since 1994, he has served as Chairman of the City Council in Wilanow, a district of Warsaw. His memberships include a number of public policy initiatives as well as International Advisory Boards of Goldman Sachs International, Creditanstalt, Banca Nazionale del Lavoro, International Finance Corporation, Textron and boards of various charitable and educational foundations. He received a Ph.D. in Economics in 1979 from the Central School of Planning and Statistics in Warsaw. Mr. Olechowski's term will expire in May 2001, or when his successor is duly elected and qualified at the next annual meeting of stockholders.

EXECUTIVE OFFICERS

  DANIEL C. STEVENS joined the company as CFO effective April 20, 1999. From June 1998 until the date he joined the Company, Mr. Stevens was a partner in Rochdale Principals, an agricultural finance venture. From January 1997 to June 1998, he was Senior Vice-President, Chief Financial and Risk Officer for U.S. Central Credit Union, the principal financial intermediary and technology, operational and payment provider for the U.S. credit union industry. Mr. Stevens held various positions with ABN AMRO in their North American headquarters from November 1993 until January 1997; his final position was Senior Vice President and Chief Financial Officer, USA. Prior to that, he was First Vice President and Chief Financial Officer of the US operations of Caisse Nationale de Credit Agricole. Mr. Stevens started his financial career with Arthur Andersen & Co., Chicago. He holds a B.A. in English/Communications from Loyola University and a M.S.A. from DePaul University. Mr. Stevens is a Certified Public Accountant.

  JEFFREY B. NEWMAN joined the Company as Vice President and General Counsel on January 31, 1997. Prior to this, he practiced law in Paris with the law firm of Salans Hertzfeld & Heilbronn and then with the Washington, D.C. based law firm of Arent Fox Kintner Plotkin & Kahn, PLLC, of which he was a partner since 1993. He established the Budapest office of Arent Fox Kintner Plotkin & Kahn, PLLC in 1991. He is a member of the Virginia, District of Columbia and Paris bars. He received a B.A. in Political Science and French from Ohio University and law degrees from Ohio State University and the University of Paris.

  ANTHONY M. FICARRA joined the company as Chief Information Officer in January 1998. Prior to this, he was with Bisys Inc. from 1983 to 1997 as Director National Operations (Banking), Vice-President (Electronic Financial Services), Eastern Region General Manager, and finally Senior Vice President/Chief Information

Officer. From 1971 to 1983, he worked with Tymshare Inc. with the final post of Regional Vice President of the Dynatax Division. From 1969 to 1971, he was with Brandon Applied Systems in the final post of Executive Vice President/General Manager. He also previously worked with Thiokol Chemical Corporation from 1962 to 1966. Mr. Ficarra has a B.B.A. in Management from Florida International University.

  RONALD G. FERGUSON joined the Company as President of Arksys in December 1998. Prior to this he was President of Bankline MidAmerica, Inc., from mid 1997. Mr. Ferguson was Vice President of Marketing for AeroComm, Inc. for a period of three years and also was principal of Ferguson Group, a consulting company involved with technology based hardware and software firms. During the period from 1984 to 1990, Mr. Ferguson was Vice President of Marketing for Innovative Software, Inc. which was later acquired by Informix Software, Inc. where he was also Vice President of Marketing. Prior to Innovative Software, he was Director of Financial Services Marketing for United Computing Services from 1981 to 1984. He also was President of Dynabank Corporation from 1976 to 1981 and started his career with the First National Bank in Lawrence Kansas in 1973. Mr. Ferguson has a BS in Business and an MBA from the University of Kansas.

KEY EMPLOYEES

  MIRO I. BERGMAN joined the Company in 1997 and is currently Regional Manager for Central Europe and Managing Director of the Company's Czech Republic operations. Prior to joining Euronet, he established a Colorado based company involved in international trade. From 1992 to 1996, Mr. Bergman was with First Bank System as Vice President responsible for the bank's off-premises ATM business of over 1,200 ATMs and served as a Manager of new co-brand card initiatives. From 1988 to 1992, Mr. Bergman worked for Citicorp--Diners Club in various card management and marketing positions. Mr. Bergman received a B.S. in Business Administration from the University of New York at Albany in 1984 and an M.B.A from Cornell University in 1988.

  THIERRY MICHEL joined the Company in November 1997 and is currently Regional Manager for Western Europe and Managing Director of Euronet's French subsidiary, EFT Services France S.A.S. Prior to joining the Company, he was Vice President of Business Development at GE Capital-Sovac from 1994 to 1997. From 1990 to 1993, he was Vice President of Marketing and Sales at Robeco and also Chief Information Officer from 1987 to 1990. From 1985 to 1987, he was Chief Information Officer at American Express in France. Mr. Michel received a Masters degree in General Engineering from l'Ecole polytechnique in 1983, a Masters degree in Systems and Telecommunications from l'Ecole National Superieure de Telecommunication in 1985. In 1984 he received a Ph.D. in Economics from l'Universite de Paris.

  ROGER HEINZ joined the Company as Managing Director of the Euronet's German subsidiary, Euronet Services GmbH, in July 1997. From 1985 to 1997, Mr. Heinz was with NCR Germany and NCR Poland as Sales Manager and Sales and Operations Director.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board held six (6) meetings (including telephonic meetings) during 1999. During 1999, each director attended at least 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all Board committees on which he served (during the periods that he served as a member), except Thomas
A. McDonnell, who was not in attendance at two board meetings during 1999. The Board has a standing audit committee, a standing compensation committee and a standing stock option committee. The Board does not have a standing nominating committee.

  The Audit Committee, which is comprised solely of independent directors, held one meeting in 1999. The Audit Committee makes recommendations concerning the engagement of independent accountants, reviews with the independent accountants the plans and results of the audit engagement, approves professional services provided by the independent accountants, reviews the independence of the independent accountants, considers the range of the audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. In addition, the Audit Committee is responsible for reviewing and overseeing transactions between the Company and related parties or affiliated companies. Thomas A. McDonnell, Steven J. Buckley and Nicholas
B. Callinan are the current members of the Audit Committee.

  The Compensation Committee, which is comprised of a majority of independent directors, did not meet in 1999, but various staffing and executive compensation matters were dealt with throughout the year by the full board with the management board members recusing themselves with respect to decisions regarding management compensation. The Compensation Committee makes determinations with respect to salaries and bonuses payable to the Company's Executive Officers. Michael J. Brown, Thomas A. McDonnell, Steven J. Buckley and Nicholas B. Callinan are the current members of the Compensation Committee. Mr. Brown does not participate in decisions regarding his own compensation.

  The Stock Option Committee, which is comprised solely of independent directors, did not meet in 1999, but acted by written consent throughout the year to grant options to the employees of the Company. The Stock Option Committee makes determinations with respect to grants of options to officers and other key employees of the Company. Thomas A. McDonnell and Steven J. Buckley are the current members of the Stock Option Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Of the members of the Company's Compensation Committee, Michael J. Brown is the Chief Executive Officer and President of the Company. Mr. Brown does not participate in decisions relating to his own compensation.

SECTION 16 COMPLIANCE

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1999, the Company's directors, officers, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that the following forms were filed late: (i) Form 3's (Initial Statement of Beneficial Ownership of Securities) were filed late following the appointments of Anthony M. Ficarra, Ronald G. Ferguson, and Daniel C. Stevens as Vice Presidents of the Company; these appointments took place on July 20, 1998, December 4, 1998 and April 20, 1999, respectively and Form 3's were filed on February 12, 1999 for Mr. Ficarra and on May 14, 1999 for Messrs. Ferguson and Stevens, (ii) Form 4's (Statement of Changes of Beneficial Ownership of Securities) were filed one month late by the Company on behalf of Ronald G. Ferguson, Jeffrey B. Newman, Daniel C. Stevens and Anthony M. Ficarra with respect to purchases of 1127, 922, 932 and 1029 shares of stock, respectively, which took place in August 1999, (iii) a Form 4 relating to the purchase of 3000 shares of stock by Michael J. Brown, CEO, which should have been filed on May 10, 1999 was filed on May 27, 1999.

COMPENSATION OF DIRECTORS

  The Company pays each director a fee of $2,000 for each board meeting attended, $1,000 for each committee meeting attended and $250 for participation in a telephonic meeting. In addition, each Director receives for each year of service, options to purchase 1,000 shares of Common Stock in accordance with the Company's Stock Option Plan. The Company also reimburses directors for out-of-pocket expenses incurred in connection with the directors' attendance at meetings.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding the compensation awarded or paid by the Company to its Chief Executive Officer and to the other executive officers of the Company whose total annual salary and bonus equaled or exceeded $100,000 during the year ended December 31, 1999 (the "Named Executive Officers") for the periods indicated:

                                                  SUMMARY COMPENSATION TABLE
                         -------------------------------------------------------------------------------
                            ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                         ------------------------- -----------------------------------------------------
                                                   OTHER       SECURITIES
                                                   ANNUAL      UNDERLYING RESTRICTED  LTIP    ALL OTHER
NAME AND                                           COMPEN-     OPTIONS/   STOCK       PAY-    COMPEN-
PRINCIPAL POSITION       PERIOD SALARY($) BONUS($) SATION($)   SAR'S(#)   AWARD(S)($) OUTS($) SATIONS($)
------------------------ ------ --------- -------- ---------   ---------- ----------- ------- ----------
Michael J. Brown........  1999   200,000        0        0           --       --        --       --
 Chief Executive          1998   150,000        0        0           --       --        --       --
 Officer                  1997   100,000        0        0     1,149,890      --        --       --
Anthony M. Ficarra......  1999   150,000  100,000        0        14,874      --
 Chief Information
  Officer                 1998   167,347   50,000        0        72,000      --        --       --
Jeffrey B. Newman.......  1999   190,000        0   30,584(1)     28,321      --        --       --
 Vice President and       1998   167,198   20,000        0        10,000
 General Counsel          1997   133,000        0        0        17,500      --        --       --
                          1996       --         0        0        52,500      --        --       --
Daniel R. Henry.........  1999   175,000        0        0           --       --        --       --
 Chief Operating Officer  1998   148,513        0        0           --       --        --       --
                          1997    80,000        0        0           --
                          1996    50,000        0        0       599,340
Ronald G. Ferguson......  1999   160,000        0        0        66,277      --        --       --
 Vice President and
  President of ARKSYS

--------
(1) Reimbursement of tuition paid for attendance of Mr. Newman's children at American schools abroad.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides certain information concerning options granted to the Named Executive Officers of the Company during the year ended December 31, 1999.

                               INDIVIDUAL GRANTS

                                     % OF
                                     TOTAL                                     POTENTIAL REALIZABLE
                         NUMBER OF   OPTIONS                                   VALUE AT ASSUMED
                         SECURITIES  GRANTED TO                                ANNUAL RATES OF
                         UNDERLYING  EMPLOYEES                                 STOCK PRICE
                         OPTIONS     IN FISCAL  EXERCISE PRICE                 APPRECIATION FOR
 NAME                    GRANTED     YEAR       PER SHARE      EXPIRATION DATE OPTION TERM(1)
 ----                    ----------  ---------- -------------- --------------- ----------------------
                                                                                    5%($)      10%($)
Michael J. Brown........     ----       ----         ----                ----        ----       ----
Anthony M. Ficarra......    1,029(2)       *        $3.02       July 30, 2004       2,502      6,250
                           12,946(2)     1.2%       $2.75       July 30, 2004      12,108     27,469
                              899(2)       *        $3.48       July 30, 2004       1,088      2,446
Jeffrey B. Newman.......   15,000        1.5%       $5.87         May 3, 2009     (34,333)     1,558
                              922(2)       *        $3.02       July 30, 2004       1,154      2,422
                           11,594(2)     1.1%       $2.75       July 30, 2004      10,843     24,600
                              805(2)       *        $3.48       July 30, 2004         974      2,190
Daniel R. Henry.........     ----       ----         ----                ----        ----       ----
Ron G. Ferguson.........   50,000          5%       $5.00        May 18, 2008     (79,471)    21,539
                            1,127(2)       *        $3.02       July 30, 2004       1,411      2,960
                           14,166(2)     1.4%       $2.75       July 30, 2004      13,249     30,057
                              984(2)       *        $3.48       July 30, 2004       1,191      2,677

--------
*The percentage of options granted does not exceed 1% of the total options granted.

(1) Potential realizable value is based on the assumption that the shares appreciate at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. Those numbers are calculated based upon the requirements promulgated by the Commission and do not reflect any estimate by the Company of future price increases.
(2) These grants were made pursuant to a Loan Agreement Program under which the Company has loaned sums of money to participating employees in order for them to purchase shares of the Company's stock on the open market. The shares are pledged to the Company to secure the loans. The loans carry five-year terms and are non-recourse, non-interest bearing loans. The shares vest to the employees in five equal tranches of 20 percent of the shares for five years, commencing at the date each employee began employment with the Company. As the shares vest, the employees are entitled to pay off the loans and free the shares of the pledge. The loan agreements provide that vesting is terminated by any termination of employment (including dismissal or resignation), and that vesting of all shares is accelerated in the event of a change of control of the Company. These loans are considered an award of stock options as the loans are non-recourse and the employee is not obligated to pay any interest on the loans. Under this program, loans were made to Named Executive Officers as follows: Ronald G. Ferguson, $58,000; Anthony M. Ficarra, $53,000; Dan Stevens $48,000; and Jeffrey B. Newman, $47,500.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

The following table sets forth certain information concerning Options exercised by the Named Executive Officers during the year ended December 31, 1999 and Options held by such individuals at December 31, 1999:

                         SHARES                NUMBER OF SECURITIES      VALUE OF UNEXERCISED IN-
                         ACQUIRED              UNDERLYING                THE-
                         ON       VALUE        UNEXERCISED OPTIONS AT    MONEY OPTIONS AT DECEMBER
 NAME                    EXERCISE REALIZED$(1) DECEMBER 31, 1999         31, 1999($)
 ----                    -------- ------------ ------------------------- -------------------------
                                               EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                                               ----------- ------------- ----------- -------------
Michael J. Brown........   --         --         851,323         --       4,616,298         --
Daniel R. Henry.........   --         --         865,795         --       5,161,519         --
Jeffrey B. Newman.......   --         --          52,242      56,079        218,974     171,146
Anthony M. Ficarra......   --         --          18,474      68,400         26,960      97,708
Ron Ferguson............   --         --          23,255      43,022         67,312     131,537

EMPLOYMENT AGREEMENTS

  Mr. Brown serves as the Chief Executive Officer, President and Chairman of the Board of the Company pursuant to an employment agreement dated December 17, 1996. The initial term of this agreement expired on December 17, 1999, but it was renewed for an additional period of two years. Under the terms of his agreement, Mr. Brown's salary for 1997 was $100,000, subject to annual review and adjustments by the Board of Directors. His salary was increased to $200,000 per year effective July 1, 1998 and remained at that level for the entire year 1999. Mr. Brown is reimbursed for all reasonable and proper business expenses incurred by him in the performance of his duties under the agreement. The terms of the agreement also provide that Mr. Brown will be entitled to fringe benefits and perquisites comparable to those provided to any or all of the Company's senior officers. In the event that Mr. Brown's employment with the Company is terminated by the Company for Cause (as defined in the agreement), or if Mr. Brown voluntarily terminates employment with the Company, he will be entitled to receive all compensation, benefits and reimbursable expenses accrued as of the date of such termination. In the event that Mr. Brown's employment with the Company is terminated by reason of death or disability (as defined in the agreement), he (or his designated beneficiary) will be paid his annual salary at the rate then in effect for an additional one-year period. The agreement also contains certain non-competition, non-solicitation and confidentiality covenants.

  The Company has entered into employment agreements with terms substantially similar to the terms of Mr. Brown's agreement with Messrs. Henry (Chief Operating Officer) and Newman (Vice President and General

Counsel). The intial terms of these agreements also expired on December 17, 1999 but they were renewed for two year terms.

  The Company also has employment agreements with Messrs. Ficarra and Ferguson. These agreements are not fixed-term agreements, but are terminable by either the employee or the Company upon 30 days notice. The agreements provide that the employee is reimbursed for all reasonable and proper business expenses incurred by him in the performance of his duties under the agreement and that the employee is entitled to fringe benefits and perquisites comparable to those provided to any or all of the Company's senior officers. The agreements also contain certain non-competition, non-solicitation and confidentiality covenants.

BENEFIT PLANS

  The Company provides insurance benefits to its officers and other employees, including health, dental, and life insurance, subject to certain deductibles and copayments by employees.

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee. The Committee is responsible for establishing and administering the policies that govern both annual compensation and equity ownership programs. The grant of options is governed by the Company's Stock Option Committee. Mr. Brown does not participate in any decisions regarding his own compensation.

Overview and Philosophy

  The Company's executive compensation program has the following objectives:

  . To provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long-term success of the Company.

  . To align management's interests with stockholders by including long-term equity incentives.

  The Company's compensation package for executives consists of a base salary, annual bonuses based on a combination of corporate and individual objectives, and stock options which vest over a period of years, generally five years.

Compensation Levels in 1999

 Base Salary

  The Company sets base salary compensation within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success. Salary determinations upon hiring depend both upon the executive's salary at his previous place of employment and upon the individual's potential value to the Company as measured by certain subjective non-financial objectives. The non-financial objectives include the individual's potential and actual contribution to the company as a whole, including his or her ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success.

  In July 1998 Mr. Brown's salary was set at $200,000 and Mr. Henry's was set at $175,000. Neither salary was revised in 1999. In view of compensation earned through grant of share options at the time of the Company's initial public offering in March, 1997, the Committee believes the Mr. Brown's and Mr. Henry's overall compensation packages (base salary, incentive compensation and stock options) are within an appropriate range given industry standard and the size of the Company.

  Base salaries for other executive and management level employees were reviewed at the end of 1999. However, no increases were granted to executives during 1999 or to the date of these proxy materials.

 Annual Incentive Compensation and Stock Options Programs

  The Company established a cash bonus plan for 1999, with bonuses payable based on Company-wide EBITDA (earnings before interest, depreciation and amortization) targets for 1999. Although the defined targets were met for 1999, the management team of the Company has elected to forgo cash bonuses with respect to the year and therefore no bonus was paid or is payable to executives (including Mr. Brown or Mr. Henry) with respect to the year 1999. A contractually agreed bonus due to Mr. Ficarra with respect to 1998 was paid to him in 1999.

 Stock Option Programs

  The Company's stock option plans are designed to promote the identity of long-term interests between the Company's employees and its stockholders and to assist in the retention of executives. All option grants are proposed by management and approved by the Stock Option Committee of the Board of Directors, which consists of two non-management members of the Compensation Committee. The size of option grants is generally intended by management to reflect the executive's position with the Company and his or her contributions to the Company. Under the general terms of the Company's Stock Option Plan, options are to be granted at an option price equal to the fair market value of the Common Stock on the date of grant. However, reflecting the belief that the Company's stock is undervalued, the Compensation Committee and the Board of Directors established a "floor" strike price of $5 per share in December 1998, which was maintained throughout 1999. Other than options issued to employees of Arksys Systems, Inc. ("Arksys") in connection with the acquisition of Arksys, no options were granted 1n 1999 at a strike price of less than $5 per share. Stock Options generally vest over a five year period in order to encourage key employees to remain with the Company.

  For most of 1999, the Company's trading price on NASDAQ was well below the strike price of options granted to executive employees since the Company's IPO, which range from $13.94 to $5. This substantially diminished the incentive and retentive impact of the Company's option programs. The Board of Directors considered, but rejected, re-pricing of options during the year. However, in order to mitigate the effect of the low stock price on the Company's option programs, the Board of Directors adopted a program under which the Company loaned sums of money to participating employees in order for them to purchase shares of the Company's stock on the open market. The shares purchased are pledged to secure the loans and the shares vest to the employees over a five year term. The program resembles an option program in economic effect to the employee and the loans are considered an award of stock options from an accounting and tax standpoint. This program was implemented through purchases of stock in August, September and November. In view of the large numbers of options already held by Michael J. Brown and Daniel R. Henry, they did not participate in this program.

 Benefits

  The Company's executive officers are entitled to receive medical insurance benefits. During 1999, the previously existing ARKSYS 401(k) Plan was opened up to all full time Company employees. The Company matches 50% of participant deferrals on the first 6% of employee deferrals, provided the participant's deferral is minimum of 4% of salary. The amounts matched vest to the employees over 7 years.

  The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for 1999 for any of the Named Executive Officers.

Conclusion

  Through the Company's programs, a significant portion of the Company's executive compensation is linked directly to individual and Company performance in furtherance of strategic goals, as well as stock price appreciation. The Committee intends to continue the policy of linking executive compensation to Company performance and stockholder return.

PERFORMANCE GRAPH

  Set forth below is a line graph comparing the total cumulative return on the Common Stock from March 7, 1997 (the date of the IPO) through December 31, 1999 with the Center for Research in Security Prices ("CRSP") Total Returns Index for U.S. companies traded on the Nasdaq Stock Market (the "Market Group") and an index group of peer companies, the CRSP Total Returns Index for U.S. Nasdaq Financial Stocks (the "Peer Group"). The companies in each of the Market Group and the Peer Group were weighted by market capitalization. Returns are based on monthly changes in price and assume reinvested dividends. These calculations assume the value of an investment in the Common Stock, the Market Group and the Peer Group was $100 on March 7, 1997. The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol EEFT.

               Comparison of Five-Year Cumulative Total Returns
                             Performance Graph for
                            EURONET SERVICES, INC.


                                    [GRAPH]


                            Total Returns Index
                            -------------------

                Euronet         Market           Peer
             Services, Inc.      Group           Group
             --------------    --------         -------

  3/3/97        100.00          100.00          100.00
 6/30/97         73.75          115.61          116.25
12/31/97         51.67          126.56          146.21
 6/30/98         29.17          152.58          150.95
12/31/98         17.92          178.34          141.73
 6/30/98         13.75          208.91          147.82
12/31/99         50.42          315.25          132.56

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company has made a loan in the amount of $47,500 under the Loan Agreement Program described in footnote (2) to the table included in the section "Option Grants in Last Fiscal Year" to Mr. Newman, Vice President and General Counsel of the Company. This a non- recourse, non-interest bearing loan with a maturity date of July 30, 2004. The proceeds of the loan have been used to purchase 13,321 shares of stock of the Company which have been pledged to secure the loan. The full amount of this loan is currently outstanding. In addition, the Company made a $35,000 loan to Mr. Newman in October 1998, at an interest rate of 7%, primarily to defray certain moving and other personal expenses incurred by Mr. Newman in connection with his family's move to from Hungary to France. This loan is repayable in October 2000.

  With the exception of the compensation and other transactions described above, there are no relationships or related party transactions requiring disclosure.

                            INDEPENDENT ACCOUNTANTS

  The firm of KPMG Polska Audyt Sp. zo.o. ("KPMG") currently serves as the Company's independent accountants. KPMG will be retained as the Company's independent auditors in 2000. A representative of KPMG is expected to attend the Meeting. The representative will have an opportunity to make a statement if he/she desires to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

  The Board knows of no other business which may come before the Meeting. If, however, any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

  Any proposal of a stockholder to be presented at the Company's annual meeting of stockholders in 2000, including the nomination of persons to serve on the Board, must be received not later than January 11, 2001 to be included in the proxy materials for that meeting. Any proposal of a stockholder to be presented at the Company's annual meeting of stockholders in 2000 which has not been included in the Company's proxy materials must be received not later than April 24, 2001 to be considered timely. Stockholders submitting proposals should submit them in writing and direct them to the Company's secretary at the Company's principal executive offices via certified mail, return receipt requested, to ensure timely delivery. No stockholders proposals were received with respect to the Meeting scheduled for May 11, 2000.

                         METHOD OF PROXY SOLICITATION

  The entire cost of this solicitation of proxies will be borne by the Company. The Company's directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals.

                                     By Order of the Board,

                                     Jeffrey B. Newman
                                     Secretary and General Counsel

April 10, 2000

                                                                     FWEUS-PS-00

                             EURONET SERVICES INC.
                 FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 11, 2000

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EURONET SERVICES INC. The undersigned holder of shares of Common Stock of the Company hereby appoints Michael J. Brown, President and Chief Executive Officer, or failing him, Jeffrey B. Newman, Vice President and General Counsel, as proxy for the undersigned to attend, vote, and act for and on behalf of the undersigned at the annual meeting of stockholders of the Company to be held on Thursday, May 11, 1999 at 3:00 p.m. (Central time), at the Doubletree Hotel, Corporate Woods, 10100 College Boulevard, Overland Park, Kansas 66210 and at any adjournments thereof (the "Meeting"), and hereby revokes any proxy previously given by the undersigned. If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed to the Company.

     Without limiting the general powers hereby conferred, with respect to the Company's proposal to elect directors, the shares of Common Stock represented by this proxy are to be:

[ ] VOTED FOR the election as directors of all nominees listed below (except as marked to the contrary below), or

[ ] WITHHELD FROM VOTING for all nominees listed below.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

Thomas A. McDonnell           Steven J. Buckley             Daniel R. Henry

            (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.)

                        (CONTINUED FROM PREVIOUS SIDE)

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in favor of each of the nominees set forth above.

     Please sign exactly as name appears exactly as your name(s) appear(s) on the books of the Company. When shares of Common Stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.




                              Dated _______________ ___, 2000



                              ------------------------------------
                              Signature


                              ------------------------------------
                              Signature, if Held Jointly



               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.